Exhibit 99.4

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES

LOWER BOSSIER (HAYNESVILLE) SHALE WELL RESULTS

RADNOR, PA (BusinessWire) June 2, 2009 – Penn Virginia Corporation (NYSE: PVA) today announced the results of a horizontal Lower Bossier (Haynesville) Shale well in Harrison County in east Texas.

PVA successfully completed the Steele #2-H well (100 percent working interest) which tested at an initial production rate of approximately 11.4 million cubic feet of natural gas per day with a flowing casing pressure of approximately 4,600 pounds per square inch. The well had an approximate 4,000-foot lateral and was stimulated with approximately 2.5 million pounds of sand and bauxite over ten stages. This well has the highest initial production rate of any Lower Bossier Shale well PVA has drilled to date in east Texas.

PVA is in the process of completing an additional Lower Bossier (Haynesville) well.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the United States, including East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. We also own approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the risks, uncertainties and contingencies set forth in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels in any currently producing well or as initial or sustained production levels in any future wells. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.